EX-4.35
         ADDENDUM TO CONVERTIBLE DEBENTURE AND WARRANT TO
                       PURCHASE COMMON STOCK

                ADDENDUM TO CONVERTIBLE DEBENTURE AND
                  WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the 24th day of May, 2007 by and between Gameznflix, Inc., a Nevada corporation ("Gameznflix"), and Golden Gate Investors, Inc., a California corporation ("GGI").

WHEREAS, GGI and Gameznflix are parties to that certain 4_ %
Convertible Debenture dated as of November 11, 2004, as amended
("Debenture");

WHEREAS, GGI and Gameznflix are parties to that certain Warrant to Purchase Common Stock dated as of November 11, 2004, as amended ("Warrant");

WHEREAS, La Jolla Cove Investors, Inc. ("LJCI") was a party to a Securities Purchase Agreement and accompanying 7_ %Convertible Debenture, Warrant to Purchase Common Stock and Registration Rights Agreement with RMD Technologies, Inc. (collectively, as amended, the "RMD Documents"), pursuant to which LJCI had advanced a total of $250,000 to RMD Technologies, Inc. (the "RMD Advance");

WHEREAS, LJCI assigned its interest in the RMD Documents and the RMD Advance to GGI; and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gameznflix and GGI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. GGI shall deliver an aggregate of $825,000 in cash and other transferable rights and obligations to Gameznflix pursuant to the schedule set forth in Section 3 of this Addendum (such aggregate amount referred to herein as the "GGI Prepayment"). The GGI Prepayment shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant. The timing of the application of the prepaid funds represented by the GGI Prepayment shall be at GGI's sole discretion.

3. GGI shall deliver the GGI Prepayment to Gameznflix pursuant to the following schedule:

    a. GGI shall deliver $275,000 of the GGI Prepayment in cash (the "First Prepayment") to Gameznflix via wire transfer or other readily available funds on the date hereof.

    b. Upon the earlier to occur of (i) the date that $100,000 or less of the First Prepayment remains outstanding after the application of the remaining amount of the First Prepayment to the exercise of Warrant Shares under the Warrant pursuant to the terms of this Addendum, or (ii) the date that is thirty days from the date hereof, GGI shall transfer the RMD Advance and the RMD Documents to Gameznflix via the form of assignment attached hereto as Exhibit A. Such transfer of the RMD Advance from GGI to Gameznflix shall constitute $250,000 of the GGI Prepayment (the "Second Prepayment"). For so long as any amount of the First Prepayment remains outstanding, such sums from the First Prepayment shall first be applied to any exercise of Warrant Shares under the Warrant by GGI, as set forth hereunder, until all of the First Prepayment shall be so applied.

    c. Upon the earlier to occur of (i) the date that $100,000 or less of the Second Prepayment remains outstanding after the application of the remaining amount of the Second Prepayment to the exercise of the Warrant Shares under the Warrant pursuant to the terms of this Addendum, or (ii) the date that is thirty days from the date hereof, GGI shall deliver the remaining $300,000 of the GGI Prepayment in cash (the "Third Prepayment") to Gameznflix via wire transfer or other readily available funds. Such transfer of the Third Prepayment shall constitute the final payment due from GGI to Gameznflix hereunder. For so long as any amount of the Second Prepayment remains outstanding, such sums from the Second Prepayment shall first be applied to any exercise of the Warrant Shares under the Warrant by GGI, as set forth hereunder, prior to any amount of the Third Prepayment being applied to such exercises, until all of the Second Prepayment shall be so applied.

4. In the event that any portion of the GGI Prepayment remains outstanding and not applied to the exercise of Warrant Shares by GGI under the Warrant (including any portion of the GGI Prepayment for which Warrant Shares have not been delivered to GGI upon an exercise by GGI under the Warrant) upon or after the date that is nine months from the date of this Addendum, Gameznflix shall, upon written request from GGI, refund all such outstanding amounts of the GGI Prepayment to GGI via wire transfer within five days from the date of GGI's delivery to Gameznflix of the written request of such refund.

5. In connection only with each Conversion under the Debenture that is associated with any of the GGI Prepayment (as defined herein) (such Conversions collectively referred to herein as the "Subsequent Conversions") the Discount Multiplier for the Subsequent Conversions shall be equal to the lesser of (i) $0.20, or (ii) 90% of the average of the 3 lowest Volume Weighted Average Prices during the 20 Trading Days prior to Holder's election to convert, or (iii) 90% of the Volume Weighted Average Price on the Trading Day prior to Holder's election to convert.

6. Except as specifically amended herein, all other terms and conditions of the Debenture and Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, Gameznflix, Inc. and GGI have caused this
Addendum to be signed by its duly authorized officers on the date first set forth above.

Gameznflix, Inc.                          Golden Gate Investors, Inc.


By: /s/  John Fleming                     By: /s/  Travis Huff
Name: John Fleming                        Name: Travis Huff
Title: Chief Executive Officer            Title: Portfolio Manager